Exhibit 10.16

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (“Agreement”) is made by and between Edward R. Dietz, Jr. (“you”) and Marlin Business Services Corp. (the “Company”) (collectively, the “Parties”) and shall be effective as of the Effective Date as defined below.

WHEREAS, the Parties have agreed that you will transition out of your duties as Senior Vice President & General Counsel effective December 31, 2019; and

WHEREAS, the Parties have reached a full and final agreement between and among them relating to your separation of employment from the Company;

NOW, THEREFORE, in consideration for the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:

1. Transition Period and Separation Date.

(a) Your employment with the Company shall terminate effective December 31, 2019, or a sooner date if agreed upon by the Parties in writing (the “Separation Date”).

(b) The time between the date you execute this Agreement and the Separation Date shall be known as the “Transition Period.” Your duties during the Transition Period shall be as directed by the Chief Executive Officer of the Company or his designee. You are expected to perform your duties efficiently and faithfully. The Company may, at its discretion, end the Transition Period before the Separation Date, if you knowingly and willfully fail to perform duties in accordance with this Agreement or if you otherwise knowingly and willfully act in a manner that materially harms the Company or any of its affiliates (for “Cause”). If the Company terminates your employment prior to the Separation Date for Cause, except as provided in Paragraph 17(i) below, you shall not be entitled to payments or benefits under this Agreement for periods after the end of the date of such termination for Cause (the “Termination Date”), which includes, for the avoidance of doubt, the separation benefits set forth in Section 2 of this Agreement.

(c) You will be paid your full bi-weekly salary through the Separation Date or the Termination Date (as applicable), less applicable deductions for state, federal, and local taxes and any other payroll deductions that are on record for you, on the same schedule as payroll for similarly-situated active employees. Additionally, regardless of whether you sign this Agreement, the Company will pay you for (i) any reimbursements for business expenses incurred prior to the Separation Date or the Termination Date (as applicable), subject to the Company’s reimbursement policy; and (ii) any other vested benefits to which you are entitled under the Company’s employee benefit plans. All such payments and benefits shall be made or provided in accordance with applicable law and, if applicable, the terms of the employee benefit plans.

2. Separation Benefits. Upon the Effective Date of this Agreement, your subsequent reaffirmation of this Agreement, your return of all Company property, and in consideration of the covenants and promises contained herein, including your release of all claims as set forth in Paragraph 5 below, the Company will provide you with the following separation benefits (the “Separation Benefits”):

(a) A cash payment of $165,743.00, equal to your target annual incentive bonus for the Company’s 2019 fiscal year. The annual incentive bonus payable under this Paragraph 2(a) shall be paid on the same date on which such bonus, if any, would have been paid you under the bonus plan if your employment had not terminated on the Separation Date.

(b) You acknowledge and agree that unless you execute this Agreement, reaffirm this Agreement on or after the Separation Date, and do not revoke this Agreement after signing or reaffirming this Agreement as set forth in Paragraph 17(c), you would not otherwise be entitled to receive the additional consideration set forth in this Paragraph 2; it being understood and agreed by you that by paying you such consideration, the Company is not making any admission or acknowledgement whatsoever that it is in any way obligated to pay you such consideration. You further acknowledge and agree that the payments set forth in Paragraph 1 constitute full satisfaction and accord for any and all obligations due and owing to you by the Company. You also acknowledge that the Company has paid you all wages, salaries, bonuses, benefits and other amounts earned and accrued, less applicable deductions, and you have received all other entitlements due, including paid time off, for which you were eligible and entitled. You further acknowledge that the Company has no obligation to pay any additional amounts other than the payment(s) described in Paragraph 2 of this Agreement and then only if you sign this Agreement, reaffirm the same on or after the Separation Date, and do not exercise your right to revoke this Agreement under Paragraph 17(c).

4. Non-Admission. You acknowledge and agree that neither the execution of this Agreement nor the terms of this Agreement constitute evidence of any wrongdoing on the part of the Company or the Releasees (as defined below), or as any admission of liability or of the validity of any claim released hereunder.

5. General Release. In consideration of the Separation Benefits set forth in Paragraph 2, you, on behalf of yourself, your spouse, domestic partner, children, agents, assignees, heirs, executors, administrators, beneficiaries, trustees, legal representatives, and assigns, hereby waive, discharge, and release the Company and its current and former parents, subsidiaries, divisions, branches, assigns and affiliated and related companies, and their respective predecessors, successors, employee benefit plans, and present and former directors, officers, members, partners, shareholders, fiduciaries, employees, representatives, agents and attorneys, insurers, in their individual and representative capacities (collectively, the “Releasees”), from any and all actions, causes of action, obligations, liabilities, claims and demands you may have, known or unknown, contingent or otherwise, and whether specifically mentioned or not, from the beginning of time until the date you sign this Agreement.

Without limiting the generality of the foregoing, this waiver, discharge, and release includes, but is not limited to: any claims based on your employment with the Company or the termination of that employment, including the release of any claims for wrongful discharge or breach of contract (express, implied or otherwise); any claims for negligence, defamation or intentional tort; any claims for employment discrimination, harassment, or retaliation on any basis, including age, race, color, ethnicity, national origin, gender, religion, pregnancy, disability (or perceived disability), sexual orientation, veteran’s status, whistleblower status, marital status, or other protected classes as defined by applicable laws; to the extent legally capable of being waived, any claims based upon or arising under any federal, state, or local laws or regulations, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act; the Employee Retirement Income Security Act, the Family and Medical Leave Act; the Fair Labor Standards Act, the Older Workers’ Benefits Protection Act, the Civil Rights Act of 1866, the Genetic Information Non-Disclosure Act, the Uniformed Services Employment and Reemployment Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Fair Credit and Reporting Act; Fair Labor Standards Act; Occupational Health & Safety Act; the New Jersey Law Against Discrimination (N.J. Stat. Ann. 10:5-1, et seq.), the New Jersey Conscientious Employee Protection Act (N.J. Stat. Ann. 34:19-3, et seq.), the New Jersey Family Leave Act, New Jersey wage and hour laws, and the United States and New Jersey Constitutions.

Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have to workers’ compensation or unemployment benefits; (iii) any claim to vested benefits under the written terms of the 401(k) Plan; (iv) any claim incurred during your employment that is payable under any applicable welfare plan or any employer-insured liability plan; (v) any claim or right you may have to enforce the terms and provisions of this Agreement; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right to indemnification, advancement of legal expenses, or liability insurance coverage; or (viii) any claim that is not otherwise waivable by applicable law.

In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state agency or your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, complaint, investigation or proceeding. To the extent you receive any personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Paragraph 2 of this Agreement.

6. Non-Disclosure. Except as provided in Paragraph 9, you agree not to discuss or disclose the existence and/or terms of this Agreement, including the amount or nature of the consideration provided to you under this Agreement, to any person other than your immediate family members, potential employers, and your attorney and/or financial advisor, should one be consulted, provided that those to whom you may make such disclosure must first agree to keep said information confidential and not disclose it to others.

7. No Future Employment. You agree that you will not at any time in the future seek employment with the Company, and hereby waive any right that may accrue to you from any application for employment that you may make, or any employment that you may receive, notwithstanding this provision. By this Agreement, you agree that execution of this Agreement shall constitute good and sufficient cause to reject any application you may make for employment, or to terminate any employment you may receive, notwithstanding this Agreement. You further acknowledge and agree that the Company has no obligation to consider you for rehire or reinstatement with the Company or any other related companies or affiliates.

8. Restrictive Covenants. You agree that during your employment with the Company, and for a period of twelve (12) months following the Separation Date (or Termination Date whichever occurs earlier), you will not, directly or indirectly, solicit any actual or prospective customers, vendors, partners or consultants of the Company for purpose of selling or servicing any products or services that compete with the Company, or otherwise impair the relationship with the Company. You also further agree that during your employment with the Company, and for a period of twelve (12) months following the Separation Date (or Termination Date whichever occurs earlier), you will not, directly or indirectly, solicit or attempt to solicit any employee or contractor of the Company to terminate or lessen such employment or contract with the Company, or to perform services on behalf of any person or entity that competes with the Company. The Parties agree that as of the Separation Date (or Termination Date, whichever occurs earlier) you shall be released from any and all non-competition obligations.

In addition, during your employment and at all times thereafter, you shall not take any action to materially disparage or criticize the Company or its respective directors, officers, employees, partners, members, clients or customers or to engage in any other action that injures or hinders the business relationships of such persons. The Company agrees to notify the following people of their obligation not to make any defamatory or disparaging statement, writing, or communication pertaining to your character, reputation, or business practices: current members of the Strategic Leadership Team (SLT), current members of the Company’s Human Resources Department and the Company’s current Board of Directors.

In addition to any obligations set forth herein, you understand and acknowledge that you are obligated to continue to comply with your covenants and agreements set forth in your Employee Promises Agreement, and Confidentiality Agreement, dated June 11, 2010 (both attached as Exhibit A), and except as provided in Paragraph 9, including those covenants of yours contained therein relating to confidentiality, non-solicitation of customers, non-recruitment of employees, vendors, partners or contractors and non-disparagement, in accordance with the terms of those covenants and agreements. Notwithstanding anything set forth in this Paragraph 8 to the contrary, the Company may excuse you from the restrictive covenants identified in this Paragraph 8, or any portion thereof, in its sole discretion, upon the written agreement of the Company’s CEO.

9. Permitted Conduct. Nothing in this Agreement shall prohibit or restrict you from lawfully: (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any government or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directly to you individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require you to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph, or to notify the Company that you have engaged in any such conduct.

10. Non-Removal/Return of Company Property. You agree you will not remove or cause to be removed from the Company’s premises any confidential or proprietary information, including, but not limited to, Confidential Information as set forth in your Employee Promises and Confidentiality Agreements, and specifically, but not limited to, documents, equipment or other property (or copies thereof) belonging to the Company, its employees, customers or others doing business with the Company, and that you will return all such confidential or proprietary information, including, but not limited to Confidential Information, and specifically, but not limited to, documents, equipment or other property (or copies thereof), including, but not limited to, credit cards, identification and access cards, keys, computers, passwords, usernames, access codes, cellular telephones, pagers and other office equipment and Company property, immediately and no later than the Separation Date or the Termination Date (as applicable). Further, to the extent you made use of your own personal computing devices (e.g., PDA, laptop, tablet, phone, thumb drives, cloud storage, personal email, etc.) during your employment with the Company, subject to any applicable litigation hold directive that you received and that remains in effect, you agree: (i) to return any Company property to the Company and permanently delete all Company property and information from such personal computing devices; or (ii) deliver such personal computing devices to the Company for review and permit the Company to delete or preserve as necessary all Company property and information from such personal computing devices immediately and no later than the Separation Date or the Termination Date (as applicable). By signing this Agreement, you also represent you have not provided any Company property, including any confidential or proprietary information or Confidential Information, to any third parties. Nothing in this Agreement or elsewhere shall restrict you from retaining, and using appropriately, documents and information relating to your personal entitlements and obligations.

11. Tax Withholdings. All amounts payable pursuant to this Agreement are subject to applicable tax withholdings. In addition, you are solely responsible for all taxes that may result from your receipt of the amounts payable and benefits to be provided to you under this Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under section 409A of the Internal Revenue Code of 1986, as amended.

12. Cooperation. You agree that upon the Company’s reasonable request to you, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to any past, present or future legal or regulatory matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for reasonable expenses incurred in connection therewith.

13. Choice of Law. This Agreement shall in all respects be interpreted, enforced and governed in accordance with and pursuant to the laws of the State of New Jersey, without reference to the conflicts of law principles thereof.

14. Mediation; Arbitration; Jury Trial Waiver. Any and all disputes between you and the Company arising out of, relating to or concerning this Agreement, whether sounding in contract or tort or any other claim whatsoever, including disputes as to whether a dispute is subject to mediation and/or arbitration, shall be submitted exclusively to non-binding confidential mediation before a third-party neutral and (if necessary) to final and binding confidential arbitration by a private and impartial arbitrator, to be jointly selected by youyou and the Company. Mediators and, if necessary, arbitrators shall be selected from the roster of neutrals of the American Arbitration Association. Any such mediation and/or arbitration shall be conducted in Mount Laurel, New Jersey, and in accordance with the American Arbitration Association’s Employment Arbitration Rules or their equivalent then in effect. The costs for any mediation and/or arbitration shall be split equally between the parties. Judgment upon the award rendered by the arbitrator, if any, may be entered in any court having jurisdiction thereof. You and the Company specifically waive their respective rights to a trial by jury for any dispute or controversy arising under or in connection with this Agreement. YOU UNDERSTAND THAT BY AGREEING TO THE TERMS OF THIS PARAGRAPH YOU ARE GIVING UP ANY CONSTITUTIONAL OR STATUTORY RIGHT YOU MAY POSSESS TO HAVE COVERED CLAIMS DECIDED IN A COURT OF LAW BEFORE A JUDGE OR A JURY.

15. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement and, except for those agreements otherwise specifically referenced herein, supersedes all existing agreements between them concerning such subject matter. You acknowledge that this Agreement was reached with the Company separately by you, and that you surrender any rights to receive any benefits, including but not limited to any, if eligible, under the Severance Pay Plan for Senior Management. You acknowledge that neither the Company nor any related entity has made any promises to you other than those contained in this Agreement. This Agreement may not be changed unless the change is in writing and signed by you and the Company.

16. General Provisions. The failure of any party to insist on strict adherence to any term hereof on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term hereof. This Agreement may be signed in counterparts. This Agreement is binding upon and will inure to the benefit of the parties and each of their heirs, executors, administrators, trustees, representatives, successors or assigns.

17. Acknowledgements. You hereby acknowledge that:

(a) Legal Counsel. The Company hereby informs you to consult with an attorney before signing this Agreement, which includes a general release and a jury trial waiver. You understand that whether or not you do so is your decision.

(b) Review Period. The Company has given you a reasonable period of twenty-one (21) days to review and consider this Agreement before signing it (the “Review Period”). You acknowledge and agree that you must sign and return the original Agreement to the Company, c/o Laura Anger, Marlin Capital Solutions, 300 Fellowship Road, Mount Laurel, N.J. 08054, no later than the end of the Review Period. If you fail to do so, this Agreement shall not be effective or enforceable, and you will not receive the Severance Benefits described in Paragraph 2.

(c) Revocation Period. You may revoke this Agreement within seven (7) calendar days after the date on which you sign it, by delivering a written notice of revocation to the Company, c/o Laura Anger, Marlin Capital Solutions, 300 Fellowship Road, Mount Laurel, N.J. 08054.

(d) Effective Date. If you revoke this Agreement, it shall not be effective or enforceable, and you will not receive, the payment described in Paragraph 2. This Agreement shall not become effective (“Effective Date”) until after: (i) the Company’s receipt of this Agreement, signed by you; (ii) the Company’s receipt of this Agreement re-signed by you on or after the Separation Date; and (iii) the expiration of the seven-day revocation period as set forth above in this Paragraph 17(c).

(e) Changes to Agreement. The parties agree that any changes to this Agreement, whether material or immaterial, do not restart the running of the Review Period.

(f) Knowing and Voluntary Agreement. By signing this Agreement, you acknowledge you have read this Agreement, understand it, and agree to its terms and conditions voluntarily, knowingly, of your own free will, and without duress or coercion.

(g) ADEA Waiver. In exchange for your waiver, releases, and commitments set forth herein, including your release of claims arising under the Age Discrimination in Employment Act, the payments, benefits, and other considerations you are receiving pursuant to Paragraph 2 of this Agreement, exceed any payment, benefits or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases, and commitments set forth herein.

(h) Violation of Certain Obligations. You acknowledge and agree that, in addition to any other remedies available to the Company at law or in equity, in the event you materially violate the obligations referenced in Paragraphs 6, 8, 10, or 12, and do not cure any such violation within 10 days after receiving notice from the Company describing the violation in reasonable detail and requesting cure, you shall forfeit any entitlement or right to, and shall be obligated to return to the Company, the payments and benefits described in Paragraph 2, except for One Thousand Dollars ($1,000), which you will retain as consideration of your release of claims pursuant to Paragraph 5 of this Agreement.

(i) Failure to Reaffirm; Termination During Transition Period. You acknowledge and agree that in the event you fail to reaffirm this Agreement on or after the Separation Date or you are terminated for Cause during the Transition Period, you shall forfeit any entitlement or right to, and shall be obligated to return to the Company, the payments and benefits described in Paragraph 2, except for One Thousand Dollars ($1,000), which you will retain as consideration for your release of claims through the initial execution date, pursuant to Paragraph 5 of this Agreement, which shall remain enforceable.

(i) You acknowledge and agree that you are not aware of any factual basis for a claim that the Company has defrauded the United States government, violated any state or federal law, or otherwise acted contrary to public policy.

PLEASE READ THIS AGREEMENT CAREFULLY AND IN ITS ENTIRETY BEFORE SIGNING. DO NOT SIGN THIS AGREEMENT UNLESS YOU UNDERSTAND AND AGREE WITH ALL OF ITS TERMS AND CONDITIONS.

YOU MUST SIGN THIS AGREEMENT AND RETURN IT TO THE COMPANY NO LATER THAN THE END OF THE REVIEW PERIOD.

IN WITNESS WHEREOF, you and an authorized signatory of the Company have executed this Agreement as of the date set forth below.

MARLIN BUSINESS SERVICES CORP.:		ACCEPTED AND AGREED:

By:	/s/ Laura Anger	/s/ Edward R. Dietz
Name:	Laura Anger	Edward R. Dietz, Jr.
Title:	SVP, Chief HR Officer	Date: 8/1/19
Date:	8/1/2019

IN WITNESS WHEREOF, you and an authorized signatory of the Company have re-affirmed this Agreement as of the date set forth below, which shall be on or after the Separation Date.

MARLIN BUSINESS SERVICES CORP.:		ACCEPTED AND AGREED:

By:	/s/ Laura Anger	/s/ Edward R. Dietz
Name:	Laura Anger	Edward R. Dietz, Jr.
Title:	SVP, Chief HR Officer	Date: 12/31/19
Date:	12/31/2019